Exhibit 99.1

MTS Systems Corporation
14000 Technology Drive

Eden Prairie, MN 55344-2290
Telephone 952-937-4000

Fax: 952-937-4515
Info@mts.com
www.mts.com

News Release

FOR IMMEDIATE RELEASE July 31, 2012	For More Information Contact: Sue Knight, CFO (952) 937-4000

MTS Announces Agreement in Principle Settling Government Investigation

Eden Prairie, Minn., July 31, 2012 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of test systems and industrial position sensors, announced today that it has reached an agreement in principle with the U.S. Attorney’s Office for the District of Minnesota (“USAO”), subject to the approval of the U.S. Department of Justice (“DOJ”), settling, for $7.75 million, the DOJ’s potential claims against the Company for its past disclosures on its government certifications and representations in connection with federal government contracting. The settlement is not final until approved by the DOJ and until the Company and the USAO have signed the written settlement agreement. If approved, the agreement would conclude the U.S. Department of Commerce (“DOC”) and USAO investigation of the Company’s government contracting compliance policies, general government contracting compliance record and practices in areas including export controls and government contracts.

“We are very pleased to have reached a settlement agreement in principle with the U.S. Government,” said Dr. Jeffrey A. Graves, President and Chief Executive Officer. “The resolution of this matter has been a top priority for the Company. We have invested significant resources to improve our government contracting and general compliance infrastructure during the last eighteen months. As a result, we are a stronger company today and remain committed to meeting the government’s fully responsible contractor status.”

This release contains “forward-looking statements” regarding the settlement of a government investigation and related financial projections made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. The Company expects the agreement in principle to be approved but there is no assurance that it will be. The DOJ may reject it. If that happens, the Company will no longer have an agreement in principle with USAO and the DOC and USAO investigation would continue. In that event, the Company’s loss could exceed its accrual and the Company would be unable to determine the ultimate amount of any fines or penalties or additional costs, or predict with certainty the timeline for the resolution of the investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,003 employees and revenue of $467 million for the fiscal year ended October 1, 2011. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

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